Amendment dated December 1, 2008 (the “Amendment”) by and between Bonds.com Group, Inc. (“Bonds”) and each of the holders executing signature pages hereto, representing the holders of a majority of the outstanding principal amount of the Notes  to the Secured Convertible Note and Warrant Purchase Agreement, dated as of September 24, 2008 (the “Agreement”) between the entities and persons listed on Exhibit A thereto and Bonds.  Any capitalized term used but not defined in this Amendment shall have the meaning given to such term in the Agreement.

WHEREAS, the parties desire to amend the Agreement to extend the deadline for additional Closings under the Agreement to January 30, 2009 (the “Extension”).

WHEREAS, Section 7(g) of the Agreement specifically provides that any term of the Agreement may be amended with the written consent of Bonds and the holders of a majority of the outstanding principal amount of the Notes (as such term is defined in the Agreement).

           NOW, THEREFORE, pursuant to Section 7(g) of the Agreement, the parties agree as follows:

1.           Amendment to Section 1(a)(iii) of the Agreement. Effective as of the date hereof, Section 1(a)(iii) of the Agreement is deleted in its entirety and replaced with the following:

Additional Closings.  During the period commencing on the Initial Closing Date and ending January 30, 2009 (the “Additional Sale Period”), the Company may offer for sale and sell pursuant to this Agreement such number of Units (the “Additional Units”) as is equal to: (i) 240 less (ii) the number of Units sold in the Initial Closing for cash consideration (exclusive of such Units sold at the Initial Closing to Authorized Noted Holders pursuant to the conversion of Authorized Notes).  The closing or closings hereunder during the Additional Sale Period with respect to the purchase and sale of additional Units (each of said closings being sometimes hereinafter referred to as an "Additional Closing Date," and together with the Initial Closing Date, each a “Closing Date”).

2.              Consent. The parties hereby agree to the Extension and all actions taken by Bonds in connection with or related thereto.

3.           No Other Amendments.  Except as expressly amended, modified and supplemented hereby, the provisions of the Agreement, as amended, are and will remain in full force and effect and, except as expressly provided herein, nothing in this Amendment will be construed as a waiver of any of the rights or obligations of the parties under the Agreement.

4.       Conflicts in Terms. In the event of any conflict in terms between this Amendment and the Agreement, the terms and conditions of this Amendment shall prevail.

5.        Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida (without giving effect to any conflicts of laws principles there under).

6.        Descriptive Headings.  Descriptive headings are for convenience only and will not control or affect the meaning or construction of any provisions of this Amendment.

7.        Counterparts.  This Amendment may be executed in any number of identical counterparts, each of which will constitute an original but all of which when taken together will constitute but one instrument.

8.        Severability.  In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

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IN WITNESS WHEREOF, the parties have executed this Amendment as of the date set forth above.

BONDS.COM GROUP, INC.

By: _______________________________
Name:
Title:

Investors

By:__________________________
Name:
Title: